Contact: Michele Feller
         House2Home, Inc., Irvine
         949-442-5448

         Cecilia Wilkinson
         Linda Press
         Pondel/Wilkinson MS&L
         310-207-9300


                                                           FOR IMMEDIATE RELEASE


       TRADING OF HOUSE2HOME SHARES SUSPENDED ON NEW YORK STOCK EXCHANGE; COMPANY ALSO REPORTS MOTION FILED REQUESTING LIQUIDATION OF BUSINESS


         IRVINE, Calif. -- Nov 7, 2001 -- House2Home, Inc. (NYSE:HTH) today said that it has been notified by the New York Stock Exchange (NYSE) that trading in the common stock of the company has been suspended.
         House2Home  filed today  voluntary  petitions  under  Chapter 11 of the
Federal Bankruptcy Code and confirmed it has also filed a motion with the Bankruptcy Court for authorization to liquidate and cease operating all 42 of its stores. Accordingly, the company said it will not appeal the NYSE's action, and understands that application will be made by the NYSE to the Securities and Exchange Commission to delist the issue.
         In a news release issued earlier today, the NYSE cited House2Home's Chapter 11 filing and the fact that the company's shares have had an average closing price of less than $1.00 per share for more than 30 consecutive days as reasons for the suspension.
         Headquartered in Irvine, California, House2Home, Inc. operates 42 House2Home home decorating superstores in three western states. Averaging more than 100,000 square feet, House2Home stores offer an expansive selection of specialty home decor merchandise across four broad product categories -- outdoor living, indoor living, home decor and accessories, and seasonal goods. For more information about the company and its stores, visit the House2Home Web site at www.house2home.com (which shall not be deemed to be incorporated in or a part of this press release).


         Matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, further adverse change in trends in the company's sales and earnings (losses) at House2Home stores; the company's failure to pay interest on its 5.25% Convertible Subordinated Notes; the ultimate outcome of the company's efforts to explore various strategic and financial alternatives regarding the future of its business; the competitive marketplace; economic conditions in the company's markets and the factors set forth in the company's annual report on Form 10-K for the fiscal year ended January 27, 2001 under the heading "Risk Factors" and in the company's other filings with the Securities and Exchange Commission. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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